Exhibit 99.1

October 30, 2014	For More Information Contact:
For Immediate Release	Mark D. Curtis, EVP, CFO and Treasurer
(516) 671-4900, Ext. 556

THE FIRST OF LONG ISLAND CORPORATION
ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS

Glen Head, New York, October 30, 2014 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three and nine months ended September 30, 2014.  In the highlights that follow, all comparisons are of the current three or nine month period to the same period last year except where otherwise indicated.

THIRD QUARTER HIGHLIGHTS*

●	Earnings Per Share increased 13.2% to $.43

●	Net Income increased 16.9% to $6.1 million

●	Cash Dividends Per Share increased 11.8% to $.19

●	3-For-2 Stock Split declared

●	ROA and ROE of .94% and 10.50% versus .90% and 10.47%

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

NINE MONTH HIGHLIGHTS*

●	Earnings Per Share increased 7.7% to $1.26

●	Net Income increased 8.9% to $17.6 million

●	Cash Dividends Per Share increased 3.9% to $.53

●	Book Value Per Share increased 10.7% during the nine month period

●	ROA and ROE of .95% and 10.60% versus .98% and 10.62%

●	25.1% growth in Average Loans outstanding

●	13.3% growth in Average Noninterest-Bearing Checking Deposits

*All share and per share amounts and the Corporation’s equity accounts have been adjusted to reflect the effect of a 3-for-2 stock split declared 9/16/14.

Analysis of Earnings – Nine Months Ended September 30, 2014

Net income increased $1.4 million when comparing the first nine months of 2014 to the same period last year.  The increase is attributable to increases in net interest income of $3.3 million, or 7.2%, and noninterest income of $461,000, or 8.8%, as partially offset by an increase in noninterest expense of $1.2 million, or 4.2%, and increases in the provision for loan losses and income tax expense of $309,000 and $846,000.

The increase in net interest income was driven by growth in average interest-earning assets of $274.3 million, or 12.9%.  The growth in average interest-earning assets is primarily comprised of growth in the average balances of loans of $308.7 million, or 25.1%, and nontaxable securities of $35.9 million, or 9.6%, as partially offset by a decrease in the average balance of taxable securities of $71.9 million, or 14.2%.  From a yield perspective, the shift from taxable securities to loans and nontaxable securities partially mitigated the negative impact on net interest margin of a low interest rate environment.  Growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of long-term borrowings of $134.0 million, or 83.7%, interest-bearing deposits of $90.4 million, or 7.7%, and noninterest-bearing checking deposits of $73.4 million, or 13.3%.  The increase in long-term borrowings together with an increase in the average balance of time deposits of $58.1 million, or 23.3%, resulted from management’s desire to reduce the impact that an increase in interest rates could have on the Bank’s future earnings.

Intermediate and long-term interest rates remain low and volatile.  In a low rate environment lending and investing rates decline and the spread between these rates and the related funding cost generally narrows.  In addition, the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is reduced, some loans prepay in full resulting in the immediate writeoff of deferred costs while the rates on other loans are modified downward, and prepayment speeds on mortgage securities can be relatively high, thereby resulting in the faster amortization of purchase premiums.  These factors are primarily responsible for a 17 basis point decline in the Bank’s net interest margin from 3.22% for the first nine months of 2013 to 3.05% for the current nine-month period.  They also explain why the strong growth in the average balances of loans, nontaxable securities and noninterest-bearing checking deposits was accompanied by only modest growth of 7.2% in net interest income.

The Bank’s continued ability to grow loans is attributable to a variety of factors including, among others, competitive pricing, targeted solicitation efforts, advertising campaigns, and broker relationships for both residential and commercial mortgages.  The Bank’s ongoing ability to grow deposits is attributable to, among other things, continued expansion of the Bank’s branch distribution system, targeted solicitation of local commercial businesses and municipalities, new and expanded lending relationships, new small business checking and loan products and expansion of merchant sales relationships.  In addition, management believes that the Bank’s positive reputation in its marketplace has contributed to both loan and deposit growth.

The $461,000 increase in noninterest income for the first nine months of 2014 versus the same period last year is primarily attributable to an increase in Investment Management Division income of $162,000, or 11.6%, and increases in net gains on sales of securities and other noninterest income of $137,000 and $95,000.  The increase in Investment Management Division income resulted from appreciation in the market value of assets under management and, to a lesser extent, new business and an updated fee schedule.  The increase in other noninterest income is primarily due to the fact that the 2014 period includes net gains of $165,000 on the sale of loans held-for-sale, offset by a real estate tax refund of $73,000 in the 2013 period.

The increase in noninterest expense of $1.2 million, or 4.2%, is comprised of increases in salaries of $990,000, or 7.9%, occupancy and equipment expense of $603,000, or 10.3%, and other noninterest expense of $245,000, or 3.7%, as partially offset by a decrease in employee benefits expense of $614,000, or 14.7%. The increase in salaries is primarily due to higher stock-based compensation expense, normal annual salary adjustments, branch openings and additions to staff in the back office.  The increase in occupancy and equipment expense is largely due to new branch openings and increases in general maintenance and repairs expense, snow removal costs and the cost of servicing equipment.    The increase in other noninterest expense includes an increase in marketing expense and growth-related increases in FDIC insurance expense and the Bank’s OCC assessment.  The decrease in employee benefits expense is primarily attributable to a decrease in pension expense resulting from favorable performance of plan assets during 2013 and a decrease in the plan’s benefit obligation at year-end 2013 caused by an increase in long-term interest rates.

Analysis of Earnings – Third Quarter Versus Second Quarter 2014

Net income for the third quarter of 2014 was $6.1 million, an increase of 9.2% over $5.5 million earned in the second quarter of 2014.  The increase is primarily attributable to increases in net interest income and noninterest income of $894,000 and $231,000, as partially offset by increases in the provision for loan losses of $239,000 and income tax expense of $324,000.  The increase in net interest income resulted primarily from growth in the average balance of loans outstanding during the quarter.  The increase in noninterest income is largely attributable to a $225,000 gain on the sale of a loan held-for-sale.  The $1.2 million provision for loan losses for the third quarter of this year is primarily attributable to loan growth and net chargeoffs, as partially offset by a decrease in the historical loss rates used to determine the allowance for loan losses.  The $982,000 provision for loan losses for the second quarter of this year was also primarily attributable to loan growth and net chargeoffs, as partially offset by a reduction in watch, special mention and substandard loans and an improvement in economic conditions.

Analysis of Earnings – Third Quarter 2014 Versus Third Quarter 2013

The increase in net income for the third quarter of 2014 versus the same quarter last year is attributable to increases in net interest income and noninterest income of $1.5 million and $189,000, as partially offset by increases in the provision for loan losses of $141,000, noninterest expense of $186,000 and income tax expense of $518,000.  The increases in net interest income, noninterest income and noninterest expense occurred for substantially the same reasons discussed with respect to the nine-month periods.  The significant components of the $1.2 million provision for loan losses for the third quarter of this year are set forth in the preceding paragraph. The $1.1 million provision for loan losses for the third quarter of last year was primarily attributable to loan growth and an increase in specific reserves on loans individually deemed to be impaired, as partially offset by an improvement in economic conditions.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) decreased by 7 basis points from 1.41% at year-end 2013 to 1.34% at the close of the current quarter.  The decrease is primarily due to an improvement in economic conditions, a reduction in watch, special mention and substandard loans and a decrease in specific reserves on loans individually deemed to be impaired.

The $2.1 million provision for loan losses for the first nine months of this year is primarily attributable to loan growth and net chargeoffs, as partially offset by an improvement in economic conditions, a decrease in specific reserves on loans individually deemed to be impaired and a reduction in watch, special mention and substandard loans.  The $1.8 million provision for loan losses for the first nine months of 2013 was primarily attributable to loan growth and an increase in specific reserves on loans individually deemed to be impaired, as partially offset by an improvement in economic conditions and a decrease in the historical loss rates used to determine the allowance for loan losses.

The credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans amounted to $2.3 million, or .14% of total loans outstanding, at September 30, 2014, compared to $4.5 million, or .30%, at December 31, 2013.  Troubled debt restructurings declined by $1.0 million during the period to $2.1 million at September 30, 2014.  Of this amount, $511,000 were performing in accordance with their modified terms, $243,000 were past due 30 through 89 days and $1.3 million were nonaccrual and included in the aforementioned amount of nonaccrual loans.  The decrease in nonaccrual loans largely resulted from loan sales, chargeoffs and the restoration of two loans to an accruing status. The decrease in troubled debt restructurings largely resulted from the disposition of a loan held-for-sale.  Loans past due 30 through 89 days at September 30, 2014 amounted to $3.9 million, or .23% of total loans outstanding, compared to $184,000, or .01% of total loans outstanding at December 31, 2013.  Management does not believe that the increase in these past due loans is indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 83% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were approximately 8.6%, 15.4% and 16.6%, respectively, September 30, 2014.  The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

On September 16, 2014, the Corporation declared a 3-for-2 stock split.  The stock split was effected through a 50% stock dividend. Additional shares issued as a result of the stock split were distributed on October 15, 2014 to stockholders of record on October 1, 2014.  The effect of the stock split on the equity accounts of the Corporation has been estimated and recorded as of September 30, 2014.  In addition, all share and per share amounts included in this earnings release have been adjusted to reflect the effect of the split.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system.  Additionally, with respect to loan growth, the Bank will continue to develop its existing broker and correspondent relationships.  All loans originated through such relationships are underwritten by Bank personnel.  The Bank recently opened branches in Oceanside and Manhasset, Long Island and expects to open a branch in Greenlawn, Long Island by year-end.  This will bring the Bank’s total branch count to 40.  Management is continuing to evaluate sites for future branch expansion.

Challenges We Face

Intermediate and long-term interest rates are low and could remain so for the foreseeable future.  There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. Higher yielding loans continue to prepay and be replaced with lower yielding loans and there is an ongoing need, from an interest rate risk perspective, to term-fund a portion of the Bank’s loan growth with time deposits and wholesale borrowings.  In the current rate environment, the spread between lending rates and term-funding rates is relatively small.  The persistence of these factors could result in a decline in net interest margin from its current level.  If that were to occur, and management is unable to offset the resulting negative impact by increasing the volume of the Bank’s interest-earning assets, effecting a favorable change in the mix of the Bank’s interest-earning assets or interest-bearing liabilities, reducing expenses or the employment of other measures, the Bank’s profitability could decline.

Commercial and residential real estate values have been negatively impacted by elevated levels of unemployment and underemployment, the erosion of household disposable income, credit tightening for residential mortgages, foreclosures and, in certain micro markets, commercial vacancies.  Although certain metrics used to measure the strength of the economy have been improving, these factors still present meaningful threats to the maintenance of loan quality.

The banking industry is faced with an increasing number of new and complex regulatory requirements which are putting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	9/30/14	12/31/13
	(in thousands)

Assets:
Cash and due from banks	$30,589	$35,034
Temporary investments	663	463
Cash and cash equivalents	31,252	35,497

Investment securities:
Held-to-maturity, at amortized cost (fair value of $25,029 and $33,548)	23,833	32,104
Available-for-sale, at fair value	789,250	784,793
	813,083	816,897

Loan held-for-sale	-	900

Loans:
Commercial and industrial	73,160	71,818
Secured by real estate:
Commercial mortgages	787,056	716,011
Residential mortgages	712,716	605,343
Home equity lines	79,760	77,581
Consumer and other	6,304	7,184
	1,658,996	1,477,937
Allowance for loan losses	(22,209)	(20,848)
	1,636,787	1,457,089

Restricted stock, at cost	17,679	19,869
Bank premises and equipment, net	27,421	24,463
Bank-owned life insurance	14,575	14,185
Pension plan assets, net	18,896	18,532
Other assets	11,112	12,460
	$2,570,805	$2,399,892
Liabilities:
Deposits:
Checking	$642,222	$599,114
Savings, NOW and money market	986,247	917,974
Time, $100,000 and over	208,162	173,379
Time, other	120,430	91,661
	1,957,061	1,782,128

Short-term borrowings	64,729	110,463
Long-term debt	295,000	285,000
Accrued expenses and other liabilities	13,543	13,141
Deferred income taxes payable	9,804	2,604
	2,340,137	2,193,336
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 13,836,801 and 9,141,767 shares	1,384	914
Surplus	50,194	46,873
Retained earnings	166,840	157,107
	218,418	204,894
Accumulated other comprehensive income, net of tax	12,250	1,662
	230,668	206,556
	$2,570,805	$2,399,892

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
	(dollars in thousands)
Interest and dividend income:
Loans	$43,621	$38,002	$15,329	$13,107
Investment securities:
Taxable	7,145	7,765	2,336	2,491
Nontaxable	10,003	9,529	3,394	3,204
	60,769	55,296	21,059	18,802
Interest expense:
Savings, NOW and money market deposits	1,432	1,789	474	571
Time deposits	4,539	3,729	1,607	1,226
Short-term borrowings	124	222	50	71
Long-term debt	4,989	3,219	1,686	1,223
	11,084	8,959	3,817	3,091
Net interest income	49,685	46,337	17,242	15,711
Provision for loan losses	2,144	1,835	1,221	1,080
Net interest income after provision for loan losses	47,541	44,502	16,021	14,631

Noninterest income:
Investment Management Division income	1,557	1,395	536	499
Service charges on deposit accounts	2,303	2,236	715	819
Net gains on sales of securities	141	4	23	-
Other	1,671	1,576	754	521
	5,672	5,211	2,028	1,839
Noninterest expense:
Salaries	13,482	12,492	4,601	4,326
Employee benefits	3,554	4,168	1,203	1,511
Occupancy and equipment	6,447	5,844	2,121	1,918
Other	6,949	6,704	2,222	2,206
	30,432	29,208	10,147	9,961

Income before income taxes	22,781	20,505	7,902	6,509
Income tax expense	5,226	4,380	1,848	1,330
Net Income	$17,555	$16,125	$6,054	$5,179

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	13,932,633	13,727,789	13,965,551	13,792,712
Basic EPS	$1.27	$1.18	$.44	$.38
Diluted EPS	$1.26	$1.17	$.43	$.38
Cash Dividends Declared	$.53	$.51	$.19	$.17

FINANCIAL RATIOS
(Unaudited)

ROA	0.95%	0.98%	0.94%	0.90%
ROE	10.60%	10.62%	10.50%	10.47%
Net Interest Margin	3.05%	3.22%	3.08%	3.15%
Dividend Payout Ratio	42.06%	43.59%	44.19%	44.74%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
 (Unaudited)

	9/30/14		12/31/13
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$3,649		$184
Past due 90 days or more and still accruing	-		-
Nonaccrual	986		1,948
	4,635		2,132
Troubled debt restructurings:
Performing according to their modified terms	511		541
Past due 30 through 89 days	243		-
Past due 90 days or more and still accruing	-		-
Nonaccrual (including a $900,000 loan held-for-sale at 12/31/13)	1,304		2,548
	2,058		3,089
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	511		541
Past due 30 through 89 days	3,892		184
Past due 90 days or more and still accruing	-		-
Nonaccrual	2,290		4,496
	6,693		5,221
Other real estate owned	-		-
	$6,693		$5,221

Allowance for loan losses	$22,209		$20,848
Allowance for loan losses as a percentage of total loans	1.34%		1.41%
Allowance for loan losses as a multiple of nonaccrual loans	9.7	x	4.6	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets	(in thousands)
Interest-bearing bank balances	$14,826	$27	.24%	$13,187	$25	.25%
Investment Securities:
Taxable	433,680	7,118	2.19	505,618	7,740	2.04
Nontaxable (1)	410,064	15,156	4.93	374,165	14,437	5.14
Loans (1)	1,540,025	43,632	3.78	1,231,371	38,018	4.12
Total interest-earning assets	2,398,595	65,933	3.67	2,124,341	60,220	3.78
Allowance for loan losses	(21,210)			(19,398)
Net interest-earning assets	2,377,385			2,104,943
Cash and due from banks	26,899			29,023
Premises and equipment, net	25,893			24,468
Other assets	43,367			35,790
	$2,473,544			$2,194,224

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$951,400	1,432	.20	$919,156	1,789	.26
Time deposits	307,874	4,539	1.97	249,735	3,729	2.00
Total interest-bearing deposits	1,259,274	5,971	.63	1,168,891	5,518	.63
Short-term borrowings	51,726	124	.32	91,305	222	.33
Long-term debt	294,176	4,989	2.27	160,136	3,219	2.69
Total interest-bearing liabilities	1,605,176	11,084	.92	1,420,332	8,959	.84
Checking deposits	627,215			553,805
Other liabilities	19,657			17,039
	2,252,048			1,991,176
Stockholders' equity	221,496			203,048
	$2,473,544			$2,194,224

Net interest income (1)		$54,849			$51,261
Net interest spread (1)			2.75%			2.94%
Net interest margin (1)			3.05%			3.22%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2014.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 10, 2014, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.